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                                                                    EXHIBIT 12.1

                                D.R. HORTON, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                     PRO FORMA                          PRO FORMA
                                                                                     COMBINED                           COMBINED
                                                                                    WITH SCHULER                       WITH SCHULER
                                                                                      FOR THE                          FOR THE SIX
                                                                                       FISCAL     FOR THE SIX MONTHS      MONTHS
                                    FOR THE FISCAL YEARS ENDED SEPTEMBER 30,        YEAR ENDED      ENDED MARCH 31,       ENDED
                              ----------------------------------------------------  SEPTEMBER 30, -------------------   MARCH 31,
                                1997       1998       1999       2000       2001        2001        2001       2002        2002
                              --------   --------   --------   --------   --------  ------------- --------   --------  ------------
                                                                        (DOLLARS IN THOUSANDS)
Consolidated pre-
  tax income before
  cumulative effect
  of change in
  accounting principle ....   $108,550   $159,099   $263,826   $309,224   $407,797     $539,193   $158,890   $259,775   $313,429
Amortization of
  capitalized interest ....     29,323     47,995     58,153     69,566     91,401      149,761     36,712     51,746     71,010
Interest expensed .........     11,707     17,453     18,565     18,680     17,695       25,636      8,177      7,975      9,314
                              --------   --------   --------   --------   --------     --------   --------   --------   --------
  Earnings ................   $149,580   $224,547   $340,544   $397,470   $516,893     $714,590   $203,779   $319,496   $393,753
                              --------   --------   --------   --------   --------     --------   --------   --------   --------
Interest incurred .........     51,978     71,649     83,090    112,813    139,914      208,685     64,376     87,463    110,667
                              --------   --------   --------   --------   --------     --------   --------   --------   --------
  Fixed charges ...........   $ 51,978   $ 71,649   $ 83,090   $112,813   $139,914     $208,685   $ 64,376   $ 87,463   $110,667
                              --------   --------   --------   --------   --------     --------   --------   --------   --------
Ratio of earnings
  to fixed charges ........       2.88       3.13       4.10       3.52       3.69         3.42       3.17       3.65       3.56
                              ========   ========   ========   ========   ========     ========   ========   ========   ========
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